NEWS RELEASE

Media Contact:	Investor Contacts:
Gia L. Oei, 603-929-2489	Carolyn Miller, 603-929-2381
E-mail: Gia.Oei@nh.fishersci.com	E-mail: Carolyn.Miller@nh.fishersci.com

Fisher Scientific Reports Strong Quarterly Results;

Reiterates 2003 EPS Guidance of $2.20 to $2.30

HAMPTON, N.H., April 30, 2003 — Fisher Scientific International Inc. (NYSE: FSH), the world leader in serving science, today reported sales and earnings for the first quarter ended March 31, 2003.

     “Our strong performance continued this quarter despite the increasing challenges of a difficult economic environment and geopolitical uncertainties,” said Paul M. Montrone, chairman and chief executive officer. “We achieved record sales, generated strong earnings and cash flow, and continued to show significant improvements in our international operations.”

First-Quarter Financial Results

     Sales for the first quarter increased 7.5 percent to $833.4 million compared with $775.5 million in the same period last year. Excluding the $18.7 million favorable effect of foreign exchange, sales totaled $814.7 million, a 5.1 percent increase over the same quarter in 2002. Income from operations for the first quarter increased 13.0 percent to $60.8 million from $53.8 million in the same quarter of last year.

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Fisher Scientific Reports Strong Quarterly Results - 2

     In the first quarter, Fisher had a net loss of $0.9 million, or 2 cents per diluted share, compared with a net loss of $26.3 million, or 46 cents per diluted share, in the first quarter of 2002. Excluding call premiums and the write-off of deferred financing charges from our debt refinancing in 2003 and the cumulative effect of an accounting change in 2002, net income increased 40.4 percent to $27.8 million, and earnings per share (EPS) totaled 48 cents compared with 34 cents per share in the first quarter of 2002. Earnings before interest, taxes, depreciation and amortization (EBITDA) increased to $80.5 million, excluding the previously mentioned charges, a 12.6 percent increase compared with the same period last year.

     For the first quarter, the company generated $55.8 million in cash from operations, reflecting an increase in earnings and continued improvements in working capital management. Capital expenditures increased to $13.7 million, the result of continued investment in the company’s chemical-manufacturing capabilities and its U.S. distribution facilities.

Business-Segment Results

     In the first quarter, domestic distribution sales totaled $711.0 million, a 6.1 percent increase from the first quarter of 2002. Excluding the $5.4 million favorable effect of foreign exchange, sales increased 5.3 percent to $705.6 million in the first quarter compared with the same quarter of 2002. The first-quarter increase reflects continued strong growth in clinical-lab sales and increased demand for domestic-preparedness products, offset by a slowdown in scientific-research sales, primarily to biotechnology customers. Operating income increased 8.2 percent to $51.4 million from $47.5 million in the corresponding period of 2002.

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Fisher Scientific Reports Strong Quarterly Results - 3

     International distribution sales increased 9.0 percent to $121.6 million compared with $111.6 million for the first quarter of 2002. Excluding favorable foreign exchange effects of $14.1 million, sales were $107.5 million in the first quarter. The decline in first-quarter sales, excluding foreign exchange, reflects a deteriorating economic environment and increasing geopolitical uncertainty in Europe and Asia. Operating income increased 44.7 percent to $6.8 million in the first quarter from $4.7 million during the same period last year, reflecting the success of the company’s ongoing profit-improvement programs.

     First-quarter sales of the laboratory-workstations segment increased 17.1 percent to $49.9 million. Operating income increased 52.9 percent to $2.6 million in the first quarter compared with $1.7 million in the corresponding quarter of 2002. Backlog in the laboratory-workstations segment continued to be strong, remaining at $109 million.

Special Items

     Fisher completed the refinancing of $600 million of its debt during the first quarter, increasing the company’s profitability and enhancing its financial flexibility. Proceeds from a $200 million senior subordinated note offering and a new $575 million bank facility were used to refinance Fisher’s 9 percent notes. As a result of the refinancing, the company took a pretax charge totaling $45.6 million during the quarter. Excluding these charges, the company estimates that the refinancing will provide $12 million to $14 million of pretax savings this year.

Company Outlook

     Despite the difficult economic environment and current geopolitical uncertainty, Fisher expects full-year earnings to be within its previously announced EPS range of $2.20 to $2.30. EPS estimates exclude the aforementioned nonrecurring charges and are based on an estimated weighted average of approximately 59.2 million diluted shares outstanding and a 30 percent tax rate. Second-quarter EPS is expected to be in the range of 56 cents to 58 cents.

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Fisher Scientific Reports Strong Quarterly Results - 4

     Fisher is maintaining its full-year operating-margin estimates of 7.7 percent to 7.9 percent, reflecting confidence in the company’s ongoing profit-improvement programs. However, the company is adjusting its revenue-growth forecast from a previously issued range of 5.0 percent to 6.0 percent to a new range of 4.0 percent to 6.0 percent. The company’s outlook for 2003 by segment follows:

Revenue Growth Rate

Segment	(excluding foreign exchange)	Operating Margin

Domestic distribution	4.5% - 6.5%	7.6% - 7.8%
International distribution	2.0% - 5.0%	5.5% - 6.0%
Lab workstations	0.0% - 1.0%	5.5% - 6.0%

     Fisher continues to expect operating cash flow for 2003 to be in the $180 million to $190 million range and capital spending of approximately $60 million.

Upcoming Presentations

Fisher Scientific will present at the following conferences:

•	Deutsche Banc Securities HealthCare Conference on May 6 at 2 p.m. EDT at the Marriott Waterfront Hotel in Baltimore, Md.;

•	Robert W. Baird & Company Growth Stock Conference, May 13 at 7:30 a.m. CDT at the Four Seasons Hotel in Chicago; and

•	Goldman Sachs HealthCare Conference, June 10 at the Ritz-Carlton Laguna Niguel Hotel in Dana Point, Calif.

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Fisher Scientific Reports Strong Quarterly Results - 5

Conference Call Scheduled

     Fisher will host a teleconference to discuss its first-quarter financial results and 2003 guidance on May 1 at 10 a.m. EDT. Interested parties who would like to participate may call 877-648-7975 (ID: Fisher Scientific). International callers should dial (+1) 706-634-2332. Following the call, an audio replay will be available for 10 days. Callers from the United States should dial 800-642-1687. International callers should dial (+1) 706-645-9291. The conference replay code is 8429515. The conference call will also be webcast on Fisher’s Web site (www.fisherscientific.com). The webcast may be accessed on the Investor Relations Info page and will be archived for 30 days following the teleconference.

About Fisher Scientific International Inc.
 As the world leader in serving science, Fisher Scientific International Inc. (NYSE: FSH) offers more than 600,000 products and services to more than 350,000 customers located in approximately 145 countries. As a result of its broad product offering, electronic-commerce capabilities and integrated global logistics network, Fisher serves as a one-stop source of products, services and global solutions for its customers. The company primarily serves the scientific-research, clinical-laboratory and safety markets. Additional information about Fisher is available on the company’s Web site at www.fisherscientific.com.

This announcement includes forward-looking statements. Fisher Scientific has based these forward-looking statements on its current expectations and projections about future events. Although Fisher Scientific believes that its assumptions made in connection with the forward-looking statements are reasonable, no assurances can be given that its assumptions and expectations will prove to have been correct. These forward-looking statements are subject to various risks, uncertainties and assumptions. Fisher Scientific undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this announcement might not occur.

Fisher Scientific International Inc.

Statement of Operations
(in millions, except per share data)
(UNAUDITED)

	Three Months Ended
	March 31,

	2003	2002

Sales	$833.4	$775.5
Cost of sales	614.9	570.4
Selling, general and administrative expense	157.7	151.3

Income from operations	60.8	53.8
Interest expense	22.3	23.9
Other (income) expense, net	44.4	(0.1)

Income (loss) before income taxes and cumulative effect of accounting change	(5.9)	30.0
Income tax provision (benefit)	(5.0)	10.2

Income (loss) before cumulative effect of accounting change	(0.9)	19.8
Cumulative effect of accounting change, net of tax	—	(46.1)

Net loss	$(0.9)	$(26.3)

Basic income (loss) per common share before cumulative effect of accounting change	$(0.02)	$0.37
Cumulative effect of accounting change	—	(0.85)

Basic net loss per common share	$(0.02)	$(0.49)

Diluted income (loss) per common share before cumulative effect of accounting change	$(0.02)	$0.34
Cumulative effect of accounting change	—	(0.80)

Diluted net loss per common share	$(0.02)	$(0.46)

Weighted average common shares outstanding:
Basic	54.7	54.2

Diluted	54.7	57.6

Fisher Scientific International Inc.

Supplementary Information
(in millions, except per share data)
(UNAUDITED)

	Three Months Ended
	March 31,

	2003	2002

Income from operations	$60.8	$53.8
Other income (expense), net	(44.4)	0.1
Call premium and deferred financing charges	45.6	—
Depreciation and amortization	19.5	19.1
Amortization of deferred financing fees	(1.0)	(1.5)

EBITDA	$80.5	$71.5

Net loss	$(0.9)	$(26.3)
Call premiums and deferred financing charges, net of tax	28.7	—
Cumulative effect of accounting change, net of tax	—	46.1

Adjusted Net Income	$27.8	$19.8

Diluted net loss per common share	$(0.02)	$(0.46)
Call premiums and deferred financing charges, net of tax	0.52	—
Cumulative effect of accounting change, net of tax	—	0.80
Effect of factoring in additional dilutive shares outstanding	(0.02)	—

Adjusted Diluted Net Income Per Share	$0.48	$0.34

Diluted weighted average common shares outstanding used in adjusted diluted net income per share	58.1	57.6

See the accompanying financial statements

Fisher Scientific International Inc.

Segment Results
(in millions)
(UNAUDITED)

	Three Months Ended
	March 31,

		Growth
	2003	Rate	2002

Revenue
Domestic Distribution	$711.0	6.1%	$670.1
International Distribution	121.6	9.0%	111.6
Laboratory Workstations	49.9	17.1%	42.6
Eliminations	(49.1)		(48.8)

Total	$833.4	7.5%	$775.5

	Three Months Ended
	March 31,

		Operating		Operating
	2003	Margin	2002	Margin

Operating Income
Domestic Distribution	$51.4	7.2%	$47.5	7.1%
International Distribution	6.8	5.6%	4.7	4.2%
Laboratory Workstations	2.6	5.2%	1.7	4.0%
Eliminations	—		(0.1)

Operating income	$60.8	7.3%	$53.8	6.9%

The information as of March 31, 2002 has been reclassified to conform with the current presentation of reportable segments.

Fisher Scientific International Inc.

Condensed Balance Sheet
(in millions)

	March 31,	December 31,
	2003	2002

	(UNAUDITED)
ASSETS
Current assets:
Cash and cash equivalents	$43.8	$38.8
Accounts receivable, net	365.3	358.0
Inventories	280.5	267.8
Other current assets	120.8	104.8

Total current assets	810.4	769.4
Property, plant and equipment	334.5	332.7
Goodwill	495.0	508.1
Other assets	268.1	261.2

Total assets	$1,908.0	$1,871.4

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$14.0	$23.9
Accounts payable	400.8	347.9
Accrued and other current liabilities	199.6	211.5

Total current liabilities	614.4	583.3
Long-term debt	922.0	921.8
Other liabilities	231.5	232.8

Total liabilities	1,767.9	1,737.9

Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—
Common stock	0.5	0.5
Capital in excess of par value	676.8	676.4
Accumulated deficit	(505.8)	(504.9)
Accumulated other comprehensive loss	(30.4)	(37.5)
Treasury stock, at cost	(1.0)	(1.0)

Total stockholders’ equity	140.1	133.5

Total liabilities and stockholders’ equity	$1,908.0	$1,871.4

Amounts sold through the Receivables Securitization facility were $10.0 million and zero at March 31, 2003 and December 31, 2002, respectively.

Fisher Scientific International Inc.

Condensed Statement of Cash Flows
(in millions)
(UNAUDITED)

	Three Months Ended
	March 31,

	2003	2002

Cash flows from operating activities:
Net loss	$(0.9)	$(26.3)
Cumulative effect of accounting change	—	46.1
Depreciation and amortization	19.5	19.1
Other adjustments to reconcile net loss to cash provided by operating activities	38.1	0.5
Changes in working capital and other assets and liabilities	(0.9)	(38.1)

Cash provided by operating activities	55.8	1.3

Cash flows from investing activities:
Capital expenditures	(13.7)	(8.3)
Other investing activity	1.1	(0.6)

Cash used in investing activities	(12.6)	(8.9)

Cash flows from financing activities:
Changes in the accounts receivable securitization, net	10.0	—
Other financing activity	(50.5)	(3.6)

Cash used in financing activities	(40.5)	(3.6)

Effect of exchange rate changes on cash	2.3	(0.8)
Net change in cash and cash equivalents	5.0	(12.0)
Cash and cash equivalents — beginning of period	38.8	75.1

Cash and cash equivalents — end of period	$43.8	$63.1